SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

GAS AND OIL TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of jurisdiction of incorporation or organization)	1382.03 (Primary Standard Industrial Classification Code Number)	52-2329102 (I.R.S. Employer Identification No.)

GAS AND OIL TECHNOLOGIES, INC.
6320 Canoga Ave., Suite 1500
Woodland Hills, CA 91367
(866) 243-5125
(818) 227-5143
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John M. Williamson, Esq.
5775 Los Angeles Avenue, Suite 228
Simi Valley, California 93063
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities       Proposed Maximum            Amount of
         to be Registered           Aggregate Offering Price(1)  Registration Fee

----------------------------------------------------------------------------------

Common stock, $1.00
par value per share                      $60,000,000                    $15,000

-----------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion as soon as practical after the effective date of the Registration Statement

_______ Shares

[Logo]
Gas & Oil Technologies, Inc.

Common Stock

This is an initial public offering of shares of common stock of Gas & Oil Technologies, Inc. All of the shares of common stock are being sold by Gas & Oil Technologies, Inc.

Prior to this offering, there has been no public market for our common stock. We estimate that the initial public offering price per share will be $20.00. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "GAOL."

See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Per Share Total

--------- -----

Initial public offering price.......... $20.00 $60,000,000

Underwriting discount.................. $ 2.00 $ 6,000,000

Proceeds, before expenses, to Gas & Oil

Technologies, Inc. $18.00 $54,000,000

To the extent that the underwriters sell more than shares of our common stock, the underwriters have the option to purchase up to an additional ____ shares from us at the initial public offering price, less the underwriting discount.

The underwriters expect to deliver the shares in New York, New York on ________________________.

Prospectus dated _____________, 2001.

Description of Artwork

Front Cover Page

Caption on top of page--Text reading "Gas and Oil Technologies."

Just above the Caption is an oval globe with the initials "G.O.T." on the inside, representing the company's logo.

Inside Cover Page

Center of page--In the center of the page is a full page picture of an oil pump with the sun setting in the background. The text within the picture reads: "Gas and Oil Technologies, Inc.'s management and directors are dedicated to the pursuit of excellence and for these reasons focus on the fields, sectors and markets in which commitment and expertise of Gas and Oil Technologies, Inc. are more vital for clients and partners then numbers. When Gas and Oil Technologies, Inc. and its team selects to perform, the company ranks with the very best. This results in tremendous benefits to growing economies, countries, people and companies. That highly valued strategic integration of innovation, dedication, ability is reflected in a reputation for ground breaking solutions and above all solid performance. Ingrid Aliet-Gass, CEO Gas and Oil Technologies, Inc."

Inside Back Page

Center of page - In the center of the page is a full page picture of the burning of Passing Oil Gas. The text within the picture reads: "The Passing Oil Gas and tars are ecologically and environmentally harmful, damaging substances. They are inevitable side effects ejected in the air and/or burned during oil productions worldwide. It destroys our environment and is a major cause of global warming and pollutions. The vision for groundbreaking solutions of our Management team is reflected as the Company's Technology rejuvenates the environment. It converts on site a multitude of poisonous, toxic, dangerous pollutants into gasoline, expensive petrochemicals, electricity through environmentally, ecologically clean productions and effectively increases the valuable output of fuel and energy. Thus, we combine industry development for a better environment. Ingrid Aliet-Gass, CEO Gas and Oil Technologies, Inc."

PROSPECTUS SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Gas & Oil Technologies, Inc.

The company has two divisions that are separated from one another by the type of technology and applications.

DIVISION OF FUEL AND ENERGY PRODUCTION TECHNOLOGY

Designs, develops, acquires, and starts industrial installations with unique newly developed (patented and patent pending) and under development ecologically effective catalytic process- based factories to produce non-blended high-octane gasoline, high-end petrochemicals and electricity from heavy crude oil, gas condensate, naphtha, heavy oils, tars, passing oil gases and natural gases.

DIVISION OF PETROLEUM CHEMISTRY

Designs, develops, acquires and start industrial applications and operations with newly developed patented and patent pending technologies to produce and distribute high efficiency Oil and Gas product Restructuring Reagents.

Division of Fuel and Energy Production Technology

One of the quintessential and competitive elements of the factories are versatility cost effectiveness, fast installation, high output, ecologically and environmentally clean safe productions.

The company's "Factories" are of small size, low cost of installations and operations, high profit productions. The factories consume as raw material not only conventional oil and gas but also passing oil gasses, gas condensate, heavy oils, tar, water surface oil, high water content oil and etc., thus freeing up areas of environmental and ecological hazards. The output is high efficiencies such as gasoline, high-end petrochemicals, and electrical power. The products such as gasoline are of low toxicity (poison) exceeding the environmental standards of today's productions. The equipment is also producing electrical power and heat. It is fully self-contained.

The company has concluded the final stage of development and acquisition of parts of its new (patented and patents pending) fuel and energy combined production technology (factories).

We believe ecologically speaking, this process is a very significant advancement and not only complements conventional technology, refineries, but is an alternative to current refineries in hard to reach and remote regions, with direct installations near the deposits of oil and gas condensate, passing oil gas and other hydrocarbons, where conventional refineries cannot be utilized, (near an oil well, in cities and towns and etc.). In another words where conventional refineries are not economically or technically viable.

The Company's new technology can process a wide range of Passing Oil Gases (POG is an Ecological and Environmentally harmful substance and is a major pollutant of the world). It is an inevitable side product ejected in large quantities in the air and/or burned during oil productions).

We believe that one of the main aspects of business of the company is installations of factories to consume Passing Oil Gases and convert them into gasoline, diesel, and other valuable petrochemicals. Small size and versatility allows for on site installations (near oil wells, refineries, directly on to oil fields)

Small size with effective processing of 25 to 200 thousand tones (55 to 440 million pounds) of POG per year, modular Design allows for multiple on site installations. Low cost deep processing of a wide range of POG into valuable liquid Petrochemicals (gasoline, aromatic hydrocarbons, benzene, toluene, xylenes etc.) on site and production of electricity. In addition, these units have immediate applications at existing oil fields world wide, transforming areas of health hazards and environmental-disasters into safe and economically productive regions.

Gas & Oil Technologies Inc. is continuously developing for installations capacities to process effectively up to 1 million ton (2, 2 billion pounds) of Passing Oil Gases annually.

Mini plants with a capacity to process 50 thousand tons/year of POG (120 million pounds) with an installation cost of $7.5 million are projected to return the Company investment in 2 years with a profitable operation and revenues of $7 million a year. Incomes will slightly very depending on locations.

A prototype for processing of 5000 metric tons (approximately 35,000 barrels) a year of crude oil and gas condensate was in testing operations since 1992 with the final product gasoline MON/76. The prototype was the testing ground and research model. Improvements and new developments during the operations of this model resulted in an installation of a 40,000 metric ton a year raw material near Gelimar Refinery in 1997. The final products are high octane gasoline and LPG. The installation was done with the assistance of LURGI Gmbh, an engineering company in Germany. This factory underwent further improvements by the scientific team of the company and affiliated scientific centers and testing by Purvin and Gertz an United States Company.

Advantages:

  Return of investment 2 years (conventional technology 6-7), versatility and long life (minimum 25 years) of equipment.

  A unique combination of industrial profitable production combined with a vital ecological function. It improves the ecology of the region.

  Product does not contain Pt/group or other heavy metals

  Low cost of production, operation

  No environmentally hazardous additives are applied

  No blending expenses

  No Hydrogen is applied in the processing

  Does not require hydrodesulphurization of the raw material

  Low Benzene content in gasoline

  The Plant can cost effectively produce high-octane gasoline (95) from the process.

  Is useful for installations on oil and gas developing fields to initially produce electricity and motor fuels to provide the necessary fuel and energy.

  One module Mini Plant can generate a turbine with power from 1 M to 10M Watts.

  The small size permits installations in various locations not accessible to conventional technology.

  The Industrial process is ecologically clean.

  The qualities of gasoline produced exceeds the international (Europe, USA) ecological and environmental standards.

  Toxic elements such as Durol and Isodurol are absent.

  Amount of Sulfur is less than 0.001%, benzol-0.04%, N. Hydrocarbons - 1.3%

  The exhaust from burning the gasoline exceeds the EURO - 3, ULEV (European and USA standards) without additional cleaning.

  The amounts of Carbon Oxide and Nitrogen Oxide are sharply decreased.

  Low energy consumption.

  The technology also refines oil collected from water surfaces.

  The plants can be installed as an addition to conventional refineries for more effective production of petrochemicals, diesel and Gasoline.

Division of Petroleum Chemistry

Gas and Oil Technologies, Inc., its scientists and affiliated scientific centers developed technologies and prepared initial production of five structuring reagents for the oil and gas industry. The company believes that there are no analogs for the technologies

    For fast conversion of toxic fuels, oil, oil products, hydrocarbons, nitro hydrocarbons, halogen hydrocarbons, liquid gas, into gel mass, hard mass. A structuring reagent was developed to fast convert these substances back to its initial liquid stage. This technology prevents combustion and spills of toxic liquids, during accidents of tankers, fueling vessels, fuels storage, fueling stations and prevents leaks of toxic fluids. It prevents formation of electric or static sparks inside the capacities (major part of accidents and fires), lowers the volume of toxic fluids and lowers the pressure of vapors substantially, minimizing the possibly for fire and explosions.

    The Structuring reagent to increase oil productions and conduct the repairs of oil wells. The technology consists of Tiksotropic fluid for:

    hydro breakdown of low diffusion deep oil layer to increase the output of oil from the oil well

    Temporary isolation of oil flow in oil layers to:

    Increase production and repairs of the oil well

    Formation of gel type plugs-separators (dividers) to enable simultaneously transportations of a number of different oil products in oil transporting pipelines or other mean of transportation.

    Harding of liquefied hydrocarbon gases (LNG and etc.)

    High resistance viscosity fast reacting mass to obtain high energy fuels and composition materials.

These substances and technologies are easily manufactured in any chemical plant of organic synthesis. The Restructuring reagents are ecologically harmless, environmentally friendly and therefore can be widely used.

The Retructuring reagents technologies is a low cost methods, which result in high return profitability. (The increase is an average of 1-3 thousand tons (approximately 7-21thousand barrels) of oil per one well treatment. The return on investment by the well operator is approximately six months.

The technology can be used in various temperatures from super cold climates to up to hot climates.

It is tested in West Siberia, and in oil fields with higher temperatures for example Miocene, Oligocene Deposits at the base of White Tiger Oil fields in Vietnam.

The testing is conducted on the West Siberian oil fields in a scientific joint venture with Lukoil, Surgutneftgas, Rosneft and other major oil and gas companies.

The technologies are tested and developed since 1992. The first field tests are conducted in oil fields of West Siberia in 1997.

Our scientists introduced the technology for the first time at the 9th European Symposium in 1997. (Thermo-reversible polymer gels for EOR).

The use of solutions of polymers with lower critical dissolution point in EOR technologies was further developed in 1999. In 1999, these technologies were marked in "Challenges of Interdisciplinary Science, Progress in Mining and Oil Field Chemistry VOL. 1 PAGE 31-36".

Our technology is described as " Novelty Enhanced Oil and Gas Recovery. Progress in Mining and Oil Field Chemistry Year 2000 Vol. 2 Page 124-128".

These technologies were requested for a presentation and presented to the "Society of International Petroleum Engineers" held in Paris, France, October 22-25, 2000.

These technologies received high markings at the eleventh European Symposium on "IMPROVED OIL RECOVERY", Amsterdam, Netherlands on June 11-12, 2001.

Market, Marketing

The company's equipment (no alternative known to management) can use a wide spectrum of raw materials to produce high-octane gasoline, diesel fuel, and valuable petrochemicals. Electrical power and heat is simultaneously produced by the factories. Among the raw material used are passing oil gasses, gas condensate, side gasses derived from stabilization of gas condensate, a wide amount of light hydrocarbons, heavy oils, tars, and direct derived benzenes.

The company factories increase the output of the product from crude oil up to 95%. The factories are small size, high capacity modular design, low cost installations, low maintenance, high-output (up to 95% processing of oil into valuable products).

According to "Stone and Webster" crude oil in USA is refined up to 70% into gasoline and petrochemicals. The other 30% is tar leftovers. Western European refineries are worse, only 48% of the crude is processed. In Russia, only 20% of the crude is processed, the rest is tars. The company Factories can process the tars into gasoline and petrochemicals and bring amount of product to 95%. This market can support well over 1,000 installations installed as an addition to existing productions in Russia and Europe.

The company's factories have a major market potential for installation in large, medium and small size oil wells in which the oil has almost been depleted, thus extending the revenues for a longer number of years by producing petrochemicals and gasoline from the poisonous gases of the exhausted oil wells.

The company technology is creating an ecological balance, restoring the environment, providing electricity to the area and producing valuable petrochemicals (revenues) in an ecologically and environmentally safe factory, with no noise or pollution. Installations are inquired in countries around the world and the United States. The factory is natural disaster resistant and can also feed the local area as an electricity producer during power blackouts, power shortages, those acting as a backup or as a reserve to major power suppliers.

One of the major environmental pollutants is a wide range of passing oil gasses (gas coming out from the wells together with the oil). This gas is going into the atmosphere and being burned, a portion of it is used for processing into petrochemicals. The conventional equipment required to process this gas into gasoline and petrochemicals is large and very expensive. So are building, collecting and transporting pipelines for this gas. It is not possible to install this equipment on the oil fields. In any other case it is financially not a feasible process. Therefore it is one of the most important ecological problems in the World. In Russia alone based on the statistical numbers of the ministry of fuel and energy only in the year 2000 was burned onsite and exploded into the environment 490 billion cubic feet of oil gases.

Those factories can utilize different raw material in mixtures of it at the same time. Research and analysis of the structure of petrochemical and oil and gas processing industries presented that oil and gas producing countries of the middle east, United Arab Emirates, Kuwait, Saudi Arabia, Iran, Iraq, Latin American countries, Venezuela, Ecuador, and countries such as Mexico mainly are in need of the company factories. An interest was expressed for installation of the company's factories by companies and governments from Venezuela, Ecuador, Peru, India, Columbia, and Mexico. Indonesia and Russia requested installations throughout the country. North American Countries are on the list as major customers.

Gas and Oil Technologies Inc. has a potential and the opportunity for a major share of the world market with over $400 billion a year in production.

The company is also in the developing stages of a business contractual relationship with the two of the largest US electricity generation and distribution companies.

We initiated and are in preparation for a presentation to selected 1000 oil well operators in USA.

Corporate Information

We were incorporated in Delaware in June, 2000 Our principal executive offices are located at 6320 Canoga Ave., Suite 1500, Woodland Hills, California 91367, and our telephone number at this location is (818) 227-5143. Our Web site address is www.gasoiltech.com. The information on our Web site does not constitute part of this prospectus.

The Offering

Common stock offered.............................. 3,000,000 shares

Common stock to be outstanding after this offering           15,000,000 shares

Use of proceeds....                    We intend to use the net proceeds from this
                                       offering for general corporate purposes and
                                       working capital requirements. We may also
                                       use a portion of the net proceeds to fund
                                       possible investments in, or acquisitions
                                       of, complementary businesses, products or
                                       technologies. See "Use of Proceeds."

Proposed Nasdaq National Market symbol............ "GAOL"

The number of shares of common stock to be outstanding after this offering is based upon:

  50,000,000 is the total shares authorized.

  30,000,000 related party.

  1,000,000 in options.

  1,000,000 directors.

  3,000,000 to be sold

The balance is 15,000,000.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the underwriters' over-allotment option and assumes the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. The share and per share amounts presented in this prospectus have been retroactively restated to give effect to all stock splits.

Summary Financial Data
(in thousands, except per share amounts)

Period From December 31, 2000

                        12/31/2000     06/30/2001    09/30/2001
                          AUDITED        AUDITED     UNAUDITED

OTHER INCOME                0           21,750        21,750
ADMINISTRATIVE EXPENSES     0              200           303
INCOME TAX                  0            8,388         8,347
NET INCOME                  0           13,162        13,098
BASIC AND DILUTED EPS
BEFORE DILUTION                             .41         .40
AFTER DILUTION                              .37         .37

September 30, 2001 Actual CASH AND CASH EQUIVALENTS 4 OTHER ASSETS 22,250 TOTAL ASSETS 22,254 TOTAL LIABILITIES 8,456 STOCKHOLDER'S EQUITY 13,798

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. The consequences of any of the following risks could cause the trading price of our common stock to decline, and you might lose all or part of your investment.

Risks Related to Our Business

Competition may decrease our revenues, market share and gross margins.

We are engaged in an industry characterized by extensive research and development efforts and rapid technological change. Our competitors, many of which have substantially greater technological and financial resources than we do, may develop management technologies and products that are more effective than ours or that render our technologies and products unmarketable or obsolete. To be successful, we will need to continually enhance our products and to design, develop and market new products that keep pace with technological and industry developments. Many of our current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do. If any of our larger competitors were to commit greater technical, sales, marketing and other resources to our markets, our ability to compete would be adversely affected.

We may experience issues with our financial controls and operations that could harm our financial condition and results of operations.

Our ability to implement our business plan successfully in a volatile and growing market requires effective management systems and a system of financial processes and controls. Growth is likely to place a considerable strain on our systems, processes and controls. To address these issues, we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. If we are unable to maintain an adequate level of financial processes and controls, we may not be able to accurately report our financial performance on a timely basis and our business and stock price would be harmed.

If we are unable are unable to manage our anticipated growth effectively and efficiently, our business could be harmed.

As we add manufacturing, marketing, sales, field development and other personnel, both domestically and internationally, and expand our research and development capabilities and enhance our manufacturing facilities, our operating expenses and capital requirements will increase. Our ability to manage our growth effectively and efficiently requires us to continue to forecast accurately ours sales, manufacturing capacity and human resources and to continue to expend funds to improve our operational, financial and management controls, reporting systems and procedures. In addition, we must effectively expand, train and manage our employee base. If we are unable to manage our anticipated growth effectively and efficiently, our business could be harmed.

Cautionary Statements

The discussions and information in this document may contain both historical and forward-looking statements. To the extent that this document contains forward-looking statements regarding the financial condition, operating results, prospects, or any other aspect of the Company, please be advised that the Company's actual financial condition, operating results and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The difference may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, lower sales and revenues than forecast, technological obsolescence of the Company's facilities, loss of customers, inability to obtain and retain customers, inability to attract new customers or to maintain customer satisfaction, inability to establish consumer confidence in conducting transactions internationally, price competition, inability to upgrade and develop its international network and attract or retain qualified personnel, economic conditions specific to foreign commerce and trade, termination of contracts, loss of supplies, price increases for supplies, the risk of litigation and administrative proceedings involving the Company and its employees, higher than anticipated labor costs, the possible acquisition of new businesses that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company's operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflation factors, and other specific risks that may be alluded to in this document or in other reports issued by the Company.

Potential Loss of Entire Investment

Ownership of common shares of the company involves a high degree of risk and is not recommended for any investor who cannot afford a total loss of his/her investment. Due to the limited liability of investors in a corporation, however, any investor's loss will be limited to the amount of funds invested. No other liability will accrue.

We need to manage our Growth Effectively

We may have and may continue to experience rapid growth, which may place a significant strain on our managerial, financial and operational resources. We will be required to manage multiple relationships with various vendors, distributors and other third parties. These requirements will be strained in the event of our rapid growth or in the number of third party relationships, and there can be no assurance that our systems, procedures or controls will be adequate to support our operations, or that our management will be able to manage any growth effectively. We will need to: (1) improve our financial management and controls, reporting systems and procedures; (2) expand, train and manage our workforce for marketing, sales and support, product development, site design, maintenance, network and equipment repair; and (3) manage multiple relationships with various vendors, distributors and other third parties.

Development Stage Businesses Maintain Limited Operating History -

Although the Company's business has been operational for at least five years, the Company itself has a limited operating history in its field on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of business development. Such risks for the Company include, but are not limited to, and involving an unpredictable international operating environment subject to multi governmental regulations. To address these risks, the Company must, among other things, execute its global strategy on an increased scale, continue to develop its customer base and become apprised of continuing changes in international laws. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. In order to expand the Company's base of operations the Company intends to invest heavily in infrastructure development. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall of revenues. Accordingly, any significant shortfall of demand for the Company's products and services in relation to the Company's expectations would have an immediate adverse impact on the Company's business, operating results, and financial condition.

The Company is Subject to a Competitive Marketplace

There can be no assurance that the company will be able to compete successfully against current or future competitors or that the competitive pressures faced by the company will not materially adversely affect the company's business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, the company may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the company's business, operating results or financial condition.

The Loss of Services of Key Personnel could impair Chances for Success

Our performance will be substantially dependent on the performance of our entire executive staff that has worked together (some of them) for only a short period of time. The loss of the services of any of our executive officers could have a material adverse effect on our business, results of operations and financial conditions. Each officer will devote his full-time to working on our affairs. Competition for senior management, experienced personnel, qualified representatives and other employees is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Our failure to successfully manage our personnel requirements would have a material adverse effect on our business, results of operations and financial condition.

Foreign government regulations and legal uncertainties could jeopardize the Company

Our products and/or services may be subject to regulations by foreign and/or local governments which may subject the company to volatile governmental control which may adversely affect the financial position of the company as well as vendor and distributor relations.

Financial Projections

Financial projections concerning the estimated operating results and financial condition of the Company may be prepared by management, although no projections or forecasts are included in this document. Any projection regarding the Company would be based on certain assumptions, which may prove to be inaccurate, and which are subject to future conditions which may be beyond the control of the Company, such as general industry trade conditions.

Uninsured Losses

There is no assurance that the Company will not incur uninsured liabilities and losses as a result of the conduct of its business. The Company plans to maintain comprehensive liability and property insurance at customary levels. The Company will also evaluate the availability and cost of business interruption insurance.

We may need to raise additional capital that may not be available to us when needed or on acceptable terms, which could harm our business.

The Company intends to raise additional capital that may not be available to us when needed or on acceptable terms, which could result in loss of opportunity, or other consequences which could harm our business.

The process of integrating acquired businesses, technologies, and/or products may result in unforeseen operating difficulties and expenditures.

If appropriate opportunities present themselves, we may acquire businesses, technologies or products that we believe strategically complement our business. The process of integrating an acquired business, technology and/or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention and capital that would otherwise be available for ongoing development of our business. In addition, the anticipated benefits of any acquisition may not be realized. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities with restrictive covenants or have an undesirable impact on our consolidated financial statements.

We depend on our key personnel to manage our business effectively in a rapidly changing market, and if we are unable to hire additional personnel or retain existing personnel, our ability to execute our business strategy would be impaired.

Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel. None of our officers or key employees is bound by an employment agreement for any specific term, and no one is constrained from terminating his or her employment relationship with us at any time. Further, we do not have key-person life insurance policies covering any of our employees. We also intend to hire a significant number of engineering, sales, marketing and support personnel in the future, and we believe our success depends, in large part, upon our ability to attract and retain these key employees. Competition for personnel is intense, and we may not be successful in attracting and retaining these individuals. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, could delay the development and introduction of, and negatively impact our ability to sell, our products.

We have relationships with scientific collaborators at academic and other institutions, some of whom conduct research at our request or assist us in formulating our research and development strategy. These scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities, including competitors, which may limit their availability or loyalty to us. We have limited control over the activities of these scientific collaborators and generally expect these individuals to devote only limited amounts of time to our activities. The inability or unwillingness of any of these persons to devote sufficient time and resources to our scientific programs could harm the development of our business.

We might have to defend lawsuits or pay damages in connection with any alleged or actual failure of our products and services.

In an extremely litigious society, defending a lawsuit, regardless of its merit, could be costly and could divert management attention.

If we fail to obtain, maintain and protect our intellectual property rights, potential competitors might be able to use our technologies to develop their own solutions, which could weaken our competitive position or reduce our revenues.

Our success depends in part on our ability to obtain and maintain patent and other proprietary right protection for our technologies and products in the United States and other countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. We also rely on trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidential agreements with our employees, consultants and advisors. It is possible that these agreements may be breached and that any remedies for a breach will not make us whole. We generally control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite our efforts to protect these proprietary rights, our trade secret-protected know-how could fall into the public domain, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may also independently develop our know-how or otherwise obtain access to our technologies.

The laws of some foreign countries do not protect proprietary rights to the same extend as the laws of the United States, and we may encounter significant problems and costs in protecting our proprietary rights in these foreign countries.

Patent law is still evolving relative to the scope and enforceability of claims in the fields in which we operate. We are like most technology companies in the field of fuel and energy production technologies in that our patent protection is highly uncertain and involves complex legal and technical questions for which legal principles are not yet firmly established. Our patents and those patents for which we have license rights may be challenged, narrowed, invalidated or circumvented. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage. Our pending patent applications may not issue. Moreover, our competitors could challenge or circumvent our patents or pending patent applications.

The U.S. Patent and Trademark Office and the courts have not established a consistent policy regarding the breadth of claims allowed in fuel and energy technology patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

We could become subject to litigation regarding intellectual property rights that could be costly and result in the loss of significant rights.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may become a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of another party's intellectual property. Claims for alleged infringement and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

. stop or delay selling, incorporating or using products that use the challenged intellectual property;

. obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license might not be available on reasonable terms or at all; or

. redesign the products that use that technology.

If we are forced to take any of these actions, our business might be seriously harmed.

We may be unable to raise additional capital to complete our product development and commercialization plans.

Our product development and commercialization schedule could be delayed if we are unable to fund our research and development activities or the continuing development of our manufacturing capabilities. Based on current plans, we expect that our current cash resources together with the proceeds we receive from this offering will be sufficient to fund our operations through our anticipated cash break-even point. The preceding sentence contains a forward-looking statement regarding our expectations about our ability to reach cash break-even operations. Despite our current expectations, we may need to raise additional funds to achieve full commercialization of the Factories and systems and other potential products in the event our current plans prove insufficient. We do not know whether we will be able to secure such additional funding on terms acceptable to us to pursue our commercialization plans. We face substantial uncertainties with our business operations and may not be able to achieve the cash flows that we currently predict. Thus, we cannot assure you that our current cash resources together with the proceeds we receive from this offering will be sufficient to enable us to reach our cash break-even point.

If we are unable to protect our intellectual property, others may duplicate our technology.

We rely on a combination of patent, copyright and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our ability to compete effectively will depend, in part, on our ability to protect our proprietary technology, systems designs and manufacturing processes. The ability of others to use our intellectual property could allow them to duplicate the benefits of our product and reduce our competitive advantage. We do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all our patent applications are issued and are sufficiently broad, they may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so.

Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing on third party patents, we may be unable to obtain licenses to use those patents on acceptable terms, or at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our systems.

We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge. These agreements may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors.

If we are unable to attract or retain key personnel, our ability to adapt our technology to gas turbines, to continue to develop our technology, to effectively market our product and to manage our business could be harmed.

Our business requires a highly skilled management team and specialized workforce, including scientists, engineers, researchers, and manufacturing and marketing professionals who have developed essential proprietary skills. Based on our planned expansion, we will need to increase the number of our employees and outside contractors. Our future success will therefore depend on attracting and retaining additional qualified management and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our expansion and commercialization plans.

Risks Related to this Offering

The price of our common stock is likely to be volatile, and you may not be able to sell your shares at or above the initial public offering price.

The market prices of the securities of fuel and energy production technology, petroleum chemistry related companies have been extremely volatile. Thus, the market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, if operating or capital expenditures exceed our expectations and cannot be reduced appropriately, or if some other event adversely affects us, the market price of our common stock could decline. In addition, if the market for technology-related stocks or the stock market in general experiences a continued or greater loss in investor confidence or otherwise fails, the market price of our common stock could decline for reasons unrelated to our business, results of operations and financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. General political or economic conditions, such as a recession or interest rate or currency rate fluctuations, could also cause the market price of our common stock to decline.

The concentration of our capital stock ownership with insiders upon the completion of this offering will likely limit your ability to influence corporate matters.

We anticipate that our executive officers, our directors, our greater than 5% stockholders and entities affiliated with any of them together will beneficially own approximately 60% of our outstanding common stock following the completion of this offering. As a result, these stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership might also have the effect of delaying or preventing a change in our control that might be viewed as beneficial by other stockholders.

Management could invest or spend the proceeds of this offering in ways that might not enhance our results of operations or market share.

We have made no specific allocations of the net proceeds of this offering. Consequently, management will retain a significant amount of discretion over the application of these proceeds and could spend the proceeds in ways that do not improve our operating results or increase our market share. In addition, these proceeds may not be invested to yield a favorable rate of return.

Future sales of shares by existing stockholders could cause our stock price to decline.

Provisions in our charter documents might deter a company from acquiring us, which could inhibit your ability to receive an acquisition premium for your shares.

We have adopted a classified board of directors. In addition, our stockholders are unable to call special meetings of stockholders, to act by written consent, to remove any director or the entire board of directors without a supermajority vote or to fill any vacancy on our board of directors. Our stockholders must also meet advance notice requirements for stockholder proposals. Our board may also issue preferred stock without any vote or further action by the stockholders. These provisions and other provisions under Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. See "Description of Capital Stock" for a more complete description of the anti-takeover provisions of our charter documents and Delaware law.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus.

USE OF PROCEEDS

THE PROJECTED USE OF PROCEEDS BELOW IS BASED LARGELY ON THE COMPANY'S RESEARCH OF THE INDUSTRY AND IS A PROJECTION ONLY. ACTUAL USE OF PROCEEDS COULD VARY SIGNIFICANTLY AT ANY TIME DURING AND/OR AFTER THE OFFERING PERIOD (see "RISK FACTORS"). Management believes that the proceeds of the Offering will enhance the Company's ability to grow its business, through increased financial strength, both as enumerated above and in respect to increased ability to take advantage of future opportunities as they arise.

The net proceeds to the Company from the Offering are estimated to be $-------- based on 3,000,000 shares sold and after deducting estimated selling commissions, finder fees, and estimated expenses related to this Offering. The net proceeds to the Company will be used primarily for (1) installation and operation of the equipment (factories); (2) continuous development of the technology, patenting. (3) Operations, working capital (4) repayment of debt, (5) Presentations of technology, marketing (6) licensing fees

Management of the Company will have substantial discretion in the use of the Offering proceeds, and shareholders generally will have no opportunity to vote upon management decisions regarding use of proceeds prior to their utilization (See "Risk Factors"). If management determines that the use of proceeds of this Offering described above is impractical or inadvisable, the Company may apply the Offering proceeds in such a manner as management deems appropriate under the existing circumstances, which may vary significantly based on a number of factors, the effect of which are difficult to predict.

The foregoing represents the Company's best estimate of its use of the net proceeds of this Offering based upon present planning and business conditions. As a forward looking statement based on its current operations, the Company believes that the proceeds raised hereby will be sufficient to meet the Company's financial needs for at least twelve months following the date of the Offering. Unforeseen changes/ international economic developments or Company operations may cause the Company to redirect its priorities and reallocate the proceeds from this Offering, or to seek additional financing.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future.

CAPITALIZATION

The following table presents our capitalization as of September 30, 2001:

As adjusted basis to reflect the sale of the shares of common stock offered by us at an assumed initial public offering price of $18 per share, after deducting the estimated underwriting discount and the estimated offering expenses payable by us.

September 30, 2001 CASH AND CASH EQUIVALENT 4 SHORT TERM DEBT 8,455 COMMON STOCK 700,000 RETAINED EARNINGS 13,099

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value is equal to total assets less intangible assets and liabilities.

Our pro forma net tangible book value as of September 30, 2001 was approximately $13 million, or $0.40 per share, after giving effect to the sale of 3,000,000 shares of stock for aggregate net proceeds of $54 million.

As of September 30, 2001, there were options outstanding to purchase 1,000,000 shares of our common stock.

SELECTED FINANCIAL DATA

The selected financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future.

Summary Financial Data

(in thousands, except per share amounts)

Period From December 31, 2000

                     12/31/2000      06/30/2001     09/30/2001
                       AUDITED         AUDITED       UNAUDITED

OTHER INCOME              0             21,750        21,750
ADMINISTRATIVE EXPENSES   0                200           303
INCOME TAX                0              8,388         8,347
NET INCOME                0             13,162       13,098
NET INCOME (LOSS)
PER SHARE                0               .41          .40

September 30, 2001 CASH AND CASH EQUIVALENT 4 SHORT TERM DEBT 8,455 COMMON STOCK 700,000 RETAINED EARNINGS 13,099

September 30, 2001 Actual CASH AND CASH EQUIVALENTS 4 OTHER ASSETS 22,250 TOTAL ASSETS 22,254 TOTAL LIABILITIES 8,456 STOCKHOLDER'S EQUITY 13,798

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend" or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, but not limited to, those presented in "Risk Factors" and elsewhere in this prospectus.

Overview

The company has two divisions that are separated from one another by the type of technology and applications.

DIVISION OF FUEL AND ENERGY PRODUCTION TECHNOLOGY

Designs, develops, acquires, and starts industrial installations with unique newly developed (patented and patent pending) and under development ecologically effective catalytic process- based factories to produce non-blended high-octane gasoline, high-end petrochemicals and electricity from heavy crude oil, gas condensate, naphtha, heavy oils, tars, passing oil gases and natural gases.

DIVISION OF PETROLEUM CHEMISTRY

Designs, develops, acquires and start industrial applications and operations with newly developed patented and patent pending technologies to produce and distribute high efficiency Oil and Gas product Restructuring Reagents.

Division of Fuel and Energy Production Technology

One of the quintessential and competitive elements of the factories are versatility cost effectiveness, fast installation, high output, ecologically and environmentally clean safe productions.

The company's "Factories" are of small size, low cost of installations and operations, high profit productions. The factories consume as raw material not only conventional oil and gas but also passing oil gasses, gas condensate, heavy oils, tar, water surface oil, high water content oil and etc., thus freeing up areas of environmental and ecological hazards. The output is high efficiencies such as gasoline, high-end petrochemicals, and electrical power. The products such as gasoline are of low toxicity (poison) exceeding the environmental standards of today's productions. The equipment is also producing electrical power and heat. It is fully self-contained.

The company has concluded the final stage of development and acquisition of parts of its new (patented and patents pending) fuel and energy combined production technology (factories).

We believe ecologically speaking, this process is a very significant advancement and not only complements conventional technology, refineries, but is an alternative to current refineries in hard to reach and remote regions, with direct installations near the deposits of oil and gas condensate, passing oil gas and other hydrocarbons, where conventional refineries cannot be utilized, (near an oil well, in cities and towns and etc.). In another words where conventional refineries are not economically or technically viable.

The Company's new technology can process a wide range of Passing Oil Gases (POG is an Ecological and Environmentally harmful substance and is a major pollutant of the world). It is an inevitable side product ejected in large quantities in the air and/or burned during oil productions).

We believe that one of the main aspects of business of the company is installations of factories to consume Passing Oil Gases and convert them into gasoline, diesel, and other valuable petrochemicals. Small size and versatility allows for on site installations (near oil wells, refineries, directly on to oil fields)

Small size with effective processing of 25 to 200 thousand tones (55 to 440 million pounds) of POG per year, modular Design allows for multiple on site installations. Low cost deep processing of a wide range of POG into valuable liquid Petrochemicals (gasoline, aromatic hydrocarbons, benzene, toluene, xylenes etc.) on site and production of electricity. In addition, these units have immediate applications at existing oil fields world wide, transforming areas of health hazards and environmental-disasters into safe and economically productive regions.

Gas & Oil Technologies Inc. is continuously developing for installations capacities to process effectively up to 1 million ton (2, 2 billion pounds) of Passing Oil Gases annually.

Mini plants with a capacity to process 50 thousand tons/year of POG (120 million pounds) with an installation cost of $7.5 million are projected to return the Company investment in 2 years with a profitable operation and revenues of $7 million a year. Incomes will slightly very depending on locations.

A prototype for processing of 5000 metric tons (approximately 35,000 barrels) a year of crude oil and gas condensate was in testing operations since 1992 with the final product gasoline MON/76. The prototype was the testing ground and research model. Improvements and new developments during the operations of this model resulted in an installation of a 40,000 metric ton a year raw material near Gelimar Refinery in 1997. The final products are high octane gasoline and LPG. The installation was done with the assistance of LURGI Gmbh, an engineering company in Germany. This factory underwent further improvements by the scientific team of the company and affiliated scientific centers and testing by Purvin and Gertz an United States Company.

  Description of technology

The process: Passing Oil Gas → Synthesis Gas → Gasoline. The process consists of the following stages:

  Conversion of Passing Oil Gas to produce Synthesis Gas of the optimal composition; compression of the Synthesis Gas to the required pressure;
  One-stage synthesis of hydrocarbons over a bifunctional catalyst;
  Separation of the reaction products into gasoline fraction, water phase, tank gases, relief gases and other products.

The process Synthesis Gas → Gasoline over bifunctional catalysts is carried out in one stage at mild conditions:

T = 240-320oC

P = 10-30 atmospheres

Selectivity to gasoline is ~ 74-78 weight. %.

Gasoline composition (mass. %):

n-paraffins - 10-12

olefins - 1-3

cycloparaffins - 5-10

aromatics - 10-45 (including benzene - 0.2-0.6 mass.%)

iso-paraffins - the rest.

The octane number of the gasoline is from 80 to 95 RON. The catalyst productivity is about 3 tons of gasoline/m3 catalyst/day.

Besides gasoline and DME synthesis from Synthesis Gas, several new processes of alkylating aromatics to para-xylene and dimethyl naphthalene with Synthesis Gas were developed.

  Installation description

  To accomplish the process a new reactor unit has been developed allowing realization of highly exothermal reactions of carbon oxides conversion to hydrocarbons in a narrow temperature range (260-360 C).

  Costs

  For an installation of a factory with a capacity of 200 000 ton/year, the cost will be approximately $34 million (the number will depend on location). Catalyst cost is about $10,000 per ton; catalyst consumption is about $0.1 per ton of product. The estimated revenues generated by the factory taking into account only the gasoline production (80 cents a gallon) (74%-78% of the 200,000 tons of raw mass) is approximately $34 million yearly.

  Production wastes

  Liquid waste of the production is clean water containing no methanol. Methanol is utilized completely as a raw material at the stage of para-oxygen conversion of the raw gas. Gaseous waste products (relief gases, hydrocarbon gases) are fed to fuel system. Solid wastes (catalysts) are passed to reprocessing via a newly developed technology.

  Exclusive features

The important business features of the process are the ease of the equipment installation and possibility to adjust the production to other types of final products (dimethyl ether, valuable alkyl aromatic hydrocarbons, and oil base lubricants).

For the stage of gasoline synthesis, we developed a special bifunctional catalytic system able to stimulate directly the entire chain of Synthesis Gas conversion to aromatics and iso-paraffins. Our Catalysts are manufactured by a reputable independent factory.

The produced gasoline doesn't require compounding;

Content of sulfur (less than 0.0001%mass), benzene (0.2-0.6%mass), and oxygen (less than 0.3%mass) in the gasoline synthesized meet the motor fuel quality requirements of European Union. USA.

Advantages:

  Return of investment 2 years (conventional technology 6-7), versatility and long life (minimum 25 years) of equipment.

  A unique combination of industrial profitable production combined with a vital ecological function. It improves the ecology of the region.

  Product does not contain Pt/group or other heavy metals

  Low cost of production, operation

  No environmentally hazardous additives are applied

  No blending expenses

  No Hydrogen is applied in the processing

  Does not require hydrodesulphurization of the raw material

  Low Benzene content in gasoline

  The Plant can cost effectively produce high-octane gasoline (95) from the process.

  Is useful for installations on oil and gas developing fields to initially produce electricity and motor fuels to provide the necessary fuel and energy.

  One module Mini Plant can generate a turbine with power from 1 M to 10M Watts.

  The small size permits installations in various locations not accessible to conventional technology.

  The Industrial process is ecologically clean.

  The qualities of gasoline produced exceeds the international (Europe, USA) ecological and environmental standards.

  Toxic elements such as Durol and Isodurol are absent.

  Amount of Sulfur is less than 0.001%, benzol-0.04%, N. Hydrocarbons - 1.3%

  The exhaust from burning the gasoline exceeds the EURO - 3, ULEV (European and USA standards) without additional cleaning.

  The amounts of Carbon Oxide and Nitrogen Oxide are sharply decreased.

  Low energy consumption.

  The technology also refines oil collected from water surfaces.

  The plants can be installed as an addition to conventional refineries for more effective production of petrochemicals, diesel and Gasoline.

Division of Petroleum Chemistry

Gas and Oil Technologies, Inc., its scientists and affiliated scientific centers developed technologies and prepared initial production of five structuring reagents for the oil and gas industry. The company believes that there are no analogs for the technologies

    For fast conversion of toxic fuels, oil, oil products, hydrocarbons, nitro hydrocarbons, halogen hydrocarbons, liquid gas, into gel mass, hard mass. A structuring reagent was developed to fast convert these substances back to its initial liquid stage. This technology prevents combustion and spills of toxic liquids, during accidents of tankers, fueling vessels, fuels storage, fueling stations and prevents leaks of toxic fluids. It prevents formation of electric or static sparks inside the capacities (major part of accidents and fires), lowers the volume of toxic fluids and lowers the pressure of vapors substantially, minimizing the possibly for fire and explosions.

    The Structuring reagent to increase oil productions and conduct the repairs of oil wells. The technology consists of Tiksotropic fluid for:

    hydro breakdown of low diffusion deep oil layer to increase the output of oil from the oil well

    Temporary isolation of oil flow in oil layers to:

    Increase production and repairs of the oil well

    Formation of gel type plugs-separators (dividers) to enable simultaneously transportations of a number of different oil products in oil transporting pipelines or other mean of transportation.

    Harding of liquefied hydrocarbon gases (LNG and etc.)

    High resistance viscosity fast reacting mass to obtain high energy fuels and composition materials.

These substances and technologies are easily manufactured in any chemical plant of organic synthesis. The Restructuring reagents are ecologically harmless, environmentally friendly and therefore can be widely used.

The Retructuring reagents technologies is a low cost methods, which result in high return profitability. (The increase is an average of 1-3 thousand tons (approximately 7-21thousand barrels) of oil per one well treatment. The return on investment by the well operator is approximately six months.

The technology can be used in various temperatures from super cold climates to up to hot climates.

It is tested in West Siberia, and in oil fields with higher temperatures for example Miocene, Oligocene Deposits at the base of White Tiger Oil fields in Vietnam.

The testing is conducted on the West Siberian oil fields in a scientific joint venture with Lukoil, Surgutneftgas, Rosneft and other major oil and gas companies.

The technologies are tested and developed since 1992. The first field test are conducted in oil fields of West Siberia in 1997.

Our scientists introduced the technology for the first time at the 9th European Symposium in 1997. (Thermo-reversible polymer gels for EOR).

The use of solutions of polymers with lower critical dissolution point in EOR technologies was further developed in 1999. In 1999, these technologies were marked in "Challenges of Interdisciplinary Science, Progress in Mining and Oil Field Chemistry VOL. 1 PAGE 31-36".

Our technology is described as " Novelty Enhanced Oil and Gas Recovery. Progress in Mining and Oil Field Chemistry Year 2000 Vol. 2 Page 124-128".

These technologies were requested for a presentation and presented to the "Society of International Petroleum Engineers" held in Paris, France, October 22-25, 2000.

These technologies received high markings at the eleventh European Symposium on "IMPROVED OIL RECOVERY", Amsterdam, Netherlands on June 11-12, 2001.

Market, Marketing

The company's equipment (no alternative known to management) can use a wide spectrum of raw materials to produce high-octane gasoline, diesel fuel, and valuable petrochemicals. Electrical power and heat is simultaneously produced by the factories. Among the raw material used are passing oil gasses, gas condensate, side gasses derived from stabilization of gas condensate, a wide amount of light hydrocarbons, heavy oils, tars, and direct derived benzenes.

The company factories increase the output of the product from crude oil up to 95%. The factories are small size, high capacity modular design, low cost installations, low maintenance, high-output (up to 95% processing of oil into valuable products).

According to "Stone and Webster" crude oil in USA is refined up to 70% into gasoline and petrochemicals. The other 30% is tar leftovers. Western European refineries are worse, only 48% of the crude is processed. In Russia, only 20% of the crude is processed, the rest is tars. The company Factories can process the tars into gasoline and petrochemicals and bring amount of product to 95%. This market can support well over 1,000 installations installed as an addition to existing productions in Russia and Europe.

The company's factories have a major market potential for installation in large, medium and small size oil wells in which the oil has almost been depleted, thus extending the revenues for a longer number of years by producing petrochemicals and gasoline from the poisonous gases of the exhausted oil wells.

The company technology is creating an ecological balance, restoring the environment, providing electricity to the area and producing valuable petrochemicals (revenues) in an ecologically and environmentally safe factory, with no noise or pollution. Installations are inquired in countries around the world and the United States. The factory is natural disaster resistant and can also feed the local area as an electricity producer during power blackouts, power shortages, those acting as a backup or as a reserve to major power suppliers.

One of the major environmental pollutants is a wide range of passing oil gasses (gas coming out from the wells together with the oil). This gas is going into the atmosphere and being burned, a portion of it is used for processing into petrochemicals. The conventional equipment required to process this gas into gasoline and petrochemicals is large and very expensive. So are building, collecting and transporting pipelines for this gas. It is not possible to install this equipment on the oil fields. In any other case it is financially not a feasible process. Therefore it is one of the most important ecological problems in the World. In Russia alone based on the statistical numbers of the ministry of fuel and energy only in the year 2000 was burned onsite and exploded into the environment 490 billion cubic feet of oil gases.

Those factories can utilize different raw material in mixtures of it at the same time. Research and analysis of the structure of petrochemical and oil and gas processing industries presented that oil and gas producing countries of the middle east, United Arab Emirates, Kuwait, Saudi Arabia, Iran, Iraq, Latin American countries, Venezuela, Ecuador, and countries such as Mexico mainly are in need of the company factories. An interest was expressed for installation of the company's factories by companies and governments from Venezuela, Ecuador, Peru, India, Columbia, and Mexico. Indonesia and Russia requested installations throughout the country. North American Countries are on the list as major customers.

Gas and Oil Technologies Inc. has a potential and the opportunity for a major share of the world market with over $400 billion a year in production.

Installations Financing

Gas and Oil Technologies Inc. received and accepted a proposal for installation of a 200,000 ton (440 million pounds a year) Passing Oil Gas capacity factory from Rosneft Purneftegas directly on to the Charampursk Oil Fields. Upon installation of the first factory the order asks for an additional five factories to process 1 million tons of Passing Oil Gases into petrochemicals. Gas and Oil Technologies Inc., accepted "as a qualified U.S. project" The Indicative Financing Proposal for a U.S. Eximbank Guaranteed Loan Facility Pursuant to the U.S. - Russian Oil and Gas Framework Agreement ("OGFA"). Commerzbank Germany (New York Branch) proposed a bid to extend the financing in the framework of OGFA., for the Rosneft factories installations as to a prospective U.S. Exporter (Gas and Oil Technologies Inc.) The terms will be negotiated with the bank within October, 2001. The total amount of financing of the factories can be extended to $240 million.

Gas and Oil Technologies Inc. accepted a proposal and a guaranty from Jamal Neftegasdobicha (a major Russian oil and gas company) to provide a minimum of 200,000 tons (440 million pounds) a year of Passing Oil Gases for 25 years and facilities for an installation of a factory on the Meretiachinsk Oil Field. Gas and Oil Technologies Inc., is in process to submit an application to U.S. Eximbank for a U.S. Eximbank Guaranteed Loan Facility Pursuant to the Russian Oil and Gas Framework Agreement ("OGFA") as a prospective U.S. Exporter.

Gas @ Oil technologies Inc., received and accepted a proposal for a joint venture with the Russian Akademy of Science (RAS) to build a number of factories along the Trans Ural region, including Jamal and Taimur Peninsulas (rich on oil and gas) under the guaranty of major multinational Russian Companies. The same joint venture received proposals from Administrations of Kuzbass, Republic of Yakutia, Altai, Ukraine to build factories to process natural gas and coal transformation into motor fuels.

Gas and Oil Technologies Inc., received a proposal to sell 5 factory installations from Pertamina (Indonesian National Oil and Gas Company) to be paid for from the $400 million dollar package under the U.S. Indonesia Oil and Gas development agreement as of September 21st 2001.. However the management placed this order on hold based on the developing anti U.S. sentiment in Indonesia.

We are in process of a proposal to build a 100,000 tons Passing Oil Gas (or Natural Gas) processing factory per request of the City of Industry California.

The company is also in the developing stages of a business contractual relationship with the two of the largest US electricity generation and distribution companies.

We initiated and are in preparation for a presentation to selected 1000 Oil Well operators in USA.

General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, legal and human resources personnel, professional fees and corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we employ additional personnel and incur additional costs related to the growth of our business and our operation as a public company.

Results of Operations for the Nine Months Ended September 30, 2001

Revenues

Other income for the 9 months period ending September 30, 2001 was $21,750,000

Operating Expenses

Liquidity and Capital Resources

We have funded our operations through September 30, 2001 primarily through capital contributions by officers and private placement.

Net cash used in operating activities for the 9 months ended September 30, 2001 was $8.4. The net cash provided in operating activities was primarily the results of our income from patents.

Net cash used in investing activities for the 9 months ended September 30, 2001 was $21.7 million. The cash used in investing activities was primarily the result of patents.

Net cash provided by financing activities for the 9 months ended September 30, 2001 was $200,000 primarily from the sale stock.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 141, "Business Combination", or SFAS 141. SFAS 141 establishes new standards for accounting and reporting for business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. We will adopt this statement during the first quarter of fiscal 2002 and do not believe that SFAS 141 will have a material effect on our operating results of financial position.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets, or SFAS 142, which supersedes APB Opinion No. 17, "Intangible Assets." SFAS 142 establishes new standards for goodwill, including the elimination of goodwill amortization, which is to be replaced with methods of periodically evaluating goodwill for impairment. We will adopt this statement during the first quarter of fiscal 2002 and do not believe that SFAS 142 will have a material effect on our operating results or financial position.

Quantitative and Qualitative Disclosures About Market Risk

We develop products in the United States and sell them worldwide. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since our sales are currently priced in U.S. dollars and are translated to local currency amounts, a strengthening of the dollar could make our products less competitive in foreign markets. Interest income is sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term investments calculated at variable rates. Based on the short-term nature and current levels of our investments, we have concluded that there is no current material market risk exposure.

BUSINESS

The company has two divisions that are separated from one another by the type of technology and applications.

DIVISION OF FUEL AND ENERGY PRODUCTION TECHNOLOGY

Designs, develops, acquires, and starts industrial installations with unique newly developed (patented and patent pending) and under development ecologically effective catalytic process- based factories to produce non-blended high-octane gasoline, high-end petrochemicals and electricity from heavy crude oil, gas condensate, naphtha, heavy oils, tars, passing oil gases and natural gases.

DIVISION OF PETROLEUM CHEMISTRY

Designs, develops, acquires and start industrial applications and operations with newly developed patented and patent pending technologies to produce and distribute high efficiency Oil and Gas product Restructuring Reagents.

Division of Fuel and Energy Production Technology

One of the quintessential and competitive elements of the factories are versatility cost effectiveness, fast installation, high output, ecologically and environmentally clean safe productions.

The company's "Factories" are of small size, low cost of installations and operations, high profit productions. The factories consume as raw material not only conventional oil and gas but also passing oil gasses, gas condensate, heavy oils, tar, water surface oil, high water content oil and etc., thus freeing up areas of environmental and ecological hazards. The output is high efficiencies such as gasoline, high-end petrochemicals, and electrical power. The products such as gasoline are of low toxicity (poison) exceeding the environmental standards of today's productions. The equipment is also producing electrical power and heat. It is fully self-contained.

The company has concluded the final stage of development and acquisition of parts of its new (patented and patents pending) fuel and energy combined production technology (factories).

We believe ecologically speaking, this process is a very significant advancement and not only complements conventional technology, refineries, but is an alternative to current refineries in hard to reach and remote regions, with direct installations near the deposits of oil and gas condensate, passing oil gas and other hydrocarbons, where conventional refineries cannot be utilized, (near an oil well, in cities and towns and etc.). In another words where conventional refineries are not economically or technically viable.

The Company's new technology can process a wide range of Passing Oil Gases (POG is an Ecological and Environmentally harmful substance and is a major pollutant of the world). It is an inevitable side product ejected in large quantities in the air and/or burned during oil productions).

We believe that one of the main aspects of business of the company is installations of factories to consume Passing Oil Gases and convert them into gasoline, diesel, and other valuable petrochemicals. Small size and versatility allows for on site installations (near oil wells, refineries, directly on to oil fields)

Small size with effective processing of 25 to 200 thousand tones (55 to 440 million pounds) of POG per year, modular Design allows for multiple on site installations. Low cost deep processing of a wide range of POG into valuable liquid Petrochemicals (gasoline, aromatic hydrocarbons, benzene, toluene, xylenes etc.) on site and production of electricity. In addition, these units have immediate applications at existing oil fields world wide, transforming areas of health hazards and environmental-disasters into safe and economically productive regions.

Gas & Oil Technologies Inc. is continuously developing for installations capacities to process effectively up to 1 million ton (2, 2 billion pounds) of Passing Oil Gases annually.

Mini plants with a capacity to process 50 thousand tons/year of POG (120 million pounds) with an installation cost of $7.5 million are projected to return the Company investment in 2 years with a profitable operation and revenues of $7 million a year. Incomes will slightly very depending on locations.

A prototype for processing of 5000 metric tons (approximately 35,000 barrels) a year of crude oil and gas condensate was in testing operations since 1992 with the final product gasoline MON/76. The prototype was the testing ground and research model. Improvements and new developments during the operations of this model resulted in an installation of a 40,000 metric ton a year raw material near Gelimar Refinery in 1997. The final products are high octane gasoline and LPG. The installation was done with the assistance of LURGI Gmbh, an engineering company in Germany. This factory underwent further improvements by the scientific team of the company and affiliated scientific centers and testing by Purvin and Gertz an United States Company.

  Description of technology

The process: Passing Oil Gas → Synthesis Gas → Gasoline. The process consists of the following stages:

  Conversion of Passing Oil Gas to produce Synthesis Gas of the optimal composition; compression of the Synthesis Gas to the required pressure;
  One-stage synthesis of hydrocarbons over a bifunctional catalyst;
  Separation of the reaction products into gasoline fraction, water phase, tank gases, relief gases and other products.

The process Synthesis Gas → Gasoline over bifunctional catalysts is carried out in one stage at mild conditions:

T = 240-320oC

P = 10-30 atmospheres

Selectivity to gasoline is ~ 74-78 weight. %.

Gasoline composition (mass. %):

n-paraffins - 10-12

olefins - 1-3

cycloparaffins - 5-10

aromatics - 10-45 (including benzene - 0.2-0.6 mass.%)

iso-paraffins - the rest.

The octane number of the gasoline is from 80 to 95 RON. The catalyst productivity is about 3 tons of gasoline/m3 catalyst/day.

Besides gasoline and DME synthesis from Synthesis Gas, several new processes of alkylating aromatics to para-xylene and dimethyl naphthalene with Synthesis Gas were developed.

  Installation description

  To accomplish the process a new reactor unit has been developed allowing realization of highly exothermal reactions of carbon oxides conversion to hydrocarbons in a narrow temperature range (260-360 C).

  Costs

  For an installation of a factory with a capacity of 200 000 ton/year, the cost will be approximately $34 million (the number will depend on location). Catalyst cost is about $10,000 per ton; catalyst consumption is about $0.1 per ton of product. The estimated revenues generated by the factory taking into account only the gasoline production (80 cents a gallon) (74%-78% of the 200,000 tons of raw mass) is approximately $34 million yearly.

  Production wastes

  Liquid waste of the production is clean water containing no methanol. Methanol is utilized completely as a raw material at the stage of para-oxygen conversion of the raw gas. Gaseous waste products (relief gases, hydrocarbon gases) are fed to fuel system. Solid wastes (catalysts) are passed to reprocessing via a newly developed technology.

  Exclusive features

The important business features of the process are the ease of the equipment installation and possibility to adjust the production to other types of final products (dimethyl ether, valuable alkyl aromatic hydrocarbons, and oil base lubricants).

For the stage of gasoline synthesis, we developed a special bifunctional catalytic system able to stimulate directly the entire chain of Synthesis Gas conversion to aromatics and iso-paraffins. Our Catalysts are manufactured by a reputable independent factory.

The produced gasoline doesn't require compounding;

Content of sulfur (less than 0.0001%mass), benzene (0.2-0.6%mass), and oxygen (less than 0.3%mass) in the gasoline synthesized meet the motor fuel quality requirements of European Union. USA.

Advantages:

  Return of investment 2 years (conventional technology 6-7), versatility and long life (minimum 25 years) of equipment.

  A unique combination of industrial profitable production combined with a vital ecological function. It improves the ecology of the region.

  Product does not contain Pt/group or other heavy metals

  Low cost of production, operation

  No environmentally hazardous additives are applied

  No blending expenses

  No Hydrogen is applied in the processing

  Does not require hydrodesulphurization of the raw material

  Low Benzene content in gasoline

  The Plant can cost effectively produce high-octane gasoline (95) from the process.

  Is useful for installations on oil and gas developing fields to initially produce electricity and motor fuels to provide the necessary fuel and energy.

  One module Mini Plant can generate a turbine with power from 1 M to 10M Watts.

  The small size permits installations in various locations not accessible to conventional technology.

  The Industrial process is ecologically clean.

  The qualities of gasoline produced exceeds the international (Europe, USA) ecological and environmental standards.

  Toxic elements such as Durol and Isodurol are absent.

  Amount of Sulfur is less than 0.001%, benzol-0.04%, N. Hydrocarbons - 1.3%

  The exhaust from burning the gasoline exceeds the EURO - 3, ULEV (European and USA standards) without additional cleaning.

  The amounts of Carbon Oxide and Nitrogen Oxide are sharply decreased.

  Low energy consumption.

  The technology also refines oil collected from water surfaces.

  The plants can be installed as an addition to conventional refineries for more effective production of petrochemicals, diesel and Gasoline.

Division of Petroleum Chemistry

Gas and Oil Technologies, Inc., its scientists and affiliated scientific centers developed technologies and prepared initial production of five structuring reagents for the oil and gas industry. The company believes that there are no analogs for the technologies

    For fast conversion of toxic fuels, oil, oil products, hydrocarbons, nitro hydrocarbons, halogen hydrocarbons, liquid gas, into gel mass, hard mass. A structuring reagent was developed to fast convert these substances back to its initial liquid stage. This technology prevents combustion and spills of toxic liquids, during accidents of tankers, fueling vessels, fuels storage, fueling stations and prevents leaks of toxic fluids. It prevents formation of electric or static sparks inside the capacities (major part of accidents and fires), lowers the volume of toxic fluids and lowers the pressure of vapors substantially, minimizing the possibly for fire and explosions.

    The Structuring reagent to increase oil productions and conduct the repairs of oil wells. The technology consists of Tiksotropic fluid for:

    hydro breakdown of low diffusion deep oil layer to increase the output of oil from the oil well

    Temporary isolation of oil flow in oil layers to:

    Increase production and repairs of the oil well

    Formation of gel type plugs-separators (dividers) to enable simultaneously transportations of a number of different oil products in oil transporting pipelines or other mean of transportation.

    Harding of liquefied hydrocarbon gases (LNG and etc.)

    High resistance viscosity fast reacting mass to obtain high energy fuels and composition materials.

These substances and technologies are easily manufactured in any chemical plant of organic synthesis. The Restructuring reagents are ecologically harmless, environmentally friendly and therefore can be widely used.

The Retructuring reagents technologies is a low cost methods, which result in high return profitability. (The increase is an average of 1-3 thousand tons (approximately 7-21thousand barrels) of oil per one well treatment. The return on investment by the well operator is approximately six months.

The technology can be used in various temperatures from super cold climates to up to hot climates.

It is tested in West Siberia, and in oil fields with higher temperatures for example Miocene, Oligocene Deposits at the base of White Tiger Oil fields in Vietnam.

The testing is conducted on the West Siberian oil fields in a scientific joint venture with Lukoil, Surgutneftgas, Rosneft and other major oil and gas companies.

The technologies are tested and developed since 1992. The first field test are conducted in oil fields of West Siberia in 1997.

Our scientists introduced the technology for the first time at the 9th European Symposium in 1997. (Thermo-reversible polymer gels for EOR).

The use of solutions of polymers with lower critical dissolution point in EOR technologies was further developed in 1999. In 1999, these technologies were marked in "Challenges of Interdisciplinary Science, Progress in Mining and Oil Field Chemistry VOL. 1 PAGE 31-36".

Our technology is described as " Novelty Enhanced Oil and Gas Recovery. Progress in Mining and Oil Field Chemistry Year 2000 Vol. 2 Page 124-128".

These technologies were requested for a presentation and presented to the "Society of International Petroleum Engineers" held in Paris, France, October 22-25, 2000.

These technologies received high markings at the eleventh European Symposium on "IMPROVED OIL RECOVERY", Amsterdam, Netherlands on June 11-12, 2001.

Market, Marketing

The company's equipment (no alternative known to management) can use a wide spectrum of raw materials to produce high-octane gasoline, diesel fuel, and valuable petrochemicals. Electrical power and heat is simultaneously produced by the factories. Among the raw material used are passing oil gasses, gas condensate, side gasses derived from stabilization of gas condensate, a wide amount of light hydrocarbons, heavy oils, tars, and direct derived benzenes.

The company factories increase the output of the product from crude oil up to 95%. The factories are small size, high capacity modular design, low cost installations, low maintenance, high-output (up to 95% processing of oil into valuable products).

According to "Stone and Webster" crude oil in USA is refined up to 70% into gasoline and petrochemicals. The other 30% is tar leftovers. Western European refineries are worse, only 48% of the crude is processed. In Russia, only 20% of the crude is processed, the rest is tars. The company Factories can process the tars into gasoline and petrochemicals and bring amount of product to 95%. This market can support well over 1,000 installations installed as an addition to existing productions in Russia and Europe.

The company's factories have a major market potential for installation in large, medium and small size oil wells in which the oil has almost been depleted, thus extending the revenues for a longer number of years by producing petrochemicals and gasoline from the poisonous gases of the exhausted oil wells.

The company technology is creating an ecological balance, restoring the environment, providing electricity to the area and producing valuable petrochemicals (revenues) in an ecologically and environmentally safe factory, with no noise or pollution. Installations are inquired in countries around the world and the United States. The factory is natural disaster resistant and can also feed the local area as an electricity producer during power blackouts, power shortages, those acting as a backup or as a reserve to major power suppliers.

One of the major environmental pollutants is a wide range of passing oil gasses (gas coming out from the wells together with the oil). This gas is going into the atmosphere and being burned, a portion of it is used for processing into petrochemicals. The conventional equipment required to process this gas into gasoline and petrochemicals is large and very expensive. So are building, collecting and transporting pipelines for this gas. It is not possible to install this equipment on the oil fields. In any other case it is financially not a feasible process. Therefore it is one of the most important ecological problems in the World. In Russia alone based on the statistical numbers of the ministry of fuel and energy only in the year 2000 was burned onsite and exploded into the environment 490 billion cubic feet of oil gases.

Those factories can utilize different raw material in mixtures of it at the same time. Research and analysis of the structure of petrochemical and oil and gas processing industries presented that oil and gas producing countries of the middle east, United Arab Emirates, Kuwait, Saudi Arabia, Iran, Iraq, Latin American countries, Venezuela, Ecuador, and countries such as Mexico mainly are in need of the company factories. An interest was expressed for installation of the company's factories by companies and governments from Venezuela, Ecuador, Peru, India, Columbia, and Mexico. Indonesia and Russia requested installations throughout the country. North American Countries are on the list as major customers.

Gas and Oil Technologies Inc. has a potential and the opportunity for a major share of the world market with over $400 billion a year in production.

Installations Financing

Gas and Oil Technologies Inc. received and accepted a proposal for installation of a 200,000 ton (440 million pounds a year) Passing Oil Gas capacity factory from Rosneft Purneftegas directly on to the Charampursk Oil Fields. Upon installation of the first factory the order asks for an additional five factories to process 1 million tons of Passing Oil Gases into petrochemicals. Gas and Oil Technologies Inc., accepted "as a qualified U.S. project" The Indicative Financing Proposal for a U.S. Eximbank Guaranteed Loan Facility Pursuant to the U.S. - Russian Oil and Gas Framework Agreement ("OGFA"). Commerzbank Germany (New York Branch) proposed a bid to extend the financing in the framework of OGFA., for the Rosneft factories installations as to a prospective U.S. Exporter (Gas and Oil Technologies Inc.) The terms will be negotiated with the bank within October, 2001. The total amount of financing of the factories can be extended to $240 million.

Gas and Oil Technologies Inc. accepted a proposal and a guaranty from Jamal Neftegasdobicha (a major Russian oil and gas company) to provide a minimum of 200,000 tons (440 million pounds) a year of Passing Oil Gases for 25 years and facilities for an installation of a factory on the Meretiachinsk Oil Field. Gas and Oil Technologies Inc., is in process to submit an application to U.S. Eximbank for a U.S. Eximbank Guaranteed Loan Facility Pursuant to the Russian Oil and Gas Framework Agreement ("OGFA") as a prospective U.S. Exporter.

Gas @ Oil technologies Inc., received and accepted a proposal for a joint venture with the Russian Akademy of Science (RAS) to build a number of factories along the Trans Ural region, including Jamal and Taimur Peninsulas (rich on oil and gas) under the guaranty of major multinational Russian Companies. The same joint venture received proposals from Administrations of Kuzbass, Republic of Yakutia, Altai, Ukraine to build factories to process natural gas and coal transformation into motor fuels.

Gas and Oil Technologies Inc., received a proposal to sell 5 factory installations from Pertamina (Indonesian National Oil and Gas Company) to be paid for from the $400 million dollar package under the U.S. Indonesia Oil and Gas development agreement as of September 21st 2001.. However the management placed this order on hold based on the developing anti U.S. sentiment in Indonesia.

We are in process of a proposal to build a 100,000 tons Passing Oil Gas (or Natural Gas) processing factory per request of the City of Industry California.

The company is also in the developing stages of a business contractual relationship with the two of the largest US electricity generation and distribution companies.

We initiated and are in preparation for a presentation to selected 1000 Oil Well operators in USA.

The company is also in the developing stages of a business contractual relationship with the two of the largest US electricity generation and distribution companies.

MANAGEMENT

Executive Officers and Directors

Our executive officers, directors, and general counsel as of October 11, 2001, are as follows:

Name               Position
----                         --------

Ingrid A. Gass............ Chief Executive Officer/Secretary/Director
Sam Kogan................. President/Director
Cyrus R. Khavarian........ Chief Operating Officer/Director
John Perry Ph.D........... Chief Financial Officer/Director
Roni Epstein.............. Vice President, Energy Division
Glen Morinaka............. Chairman of the Board of Directors
Dr. Valeri Shakhnazarov... Director
Dr. Raymond Singer Ph.D... Director
Dr. Lyubov Altunina Ph.D.. Scientific Advisory Board- Petroleum Chemistry
Dr. Kazimira Ione, Ph.D... Scientific Advisory Board- Fuel & Energy Production
John M. Williamson........ General Counsel

Ingrid Aliet-Gass has served as our Chief Executive Officer and Secretary. Ingrid Aliet-Gass was appointed to OPEC (Oil Producing Export Countries) to head public relations and introduced to the member countries by Secretary General of OPEC, Dr. Elrich Sanger since 1969. She assisted the organization of OPEC conference in Vienna, Austria 1970. She was assisting in the development and implementation of the "Product (OIL) Sharing Concept" for the Oil Producing Export Countries (OPEC). She was instrumental to implement the concept for the Indonesian National Oil and Gas Company (Pertamina) one of the leading members of OPEC at the time.  She was appointed as official representative by USA and Indonesia for the first Historical Indonesian Presidential Delegation to United States in 1970.  Ingrid Gass was appointed by the President of Indonesia to act as a representative of Pertamina (Indonesian National Oil and Gas Company) and Perta Oil Marketing Company in USA, to build the involvement, relations, participation and support of the USA Administration, US Banking and US industry in the Oil and Gas, Energy development and the economy of Indonesia in 1975. At the same time she was expanding and assisting Lemigas (Oil & Gas research arm of Pertamina) and implementing various new Oil & Energy technologies jointly with the major Multinational Oil and Gas Companies to effectively build the Oil and Gas, Energy Industry in Indonesia and Middle Eastern Oil and Gas producing developing countries.  Ingrid Gass was appointed as the head of the Qualification Commission for Indonesian Stock Exchange and a venture with the New York Stock Exchange and London Exchange, qualifying Multinational USA and European Companies to be listed on the Indonesian Exchange since 1978. She continues in her positions with Indonesia and USA till today.  Appointed by UN and USA as official observer of Indonesia and Indonesian General Election in 1999.  Introduced and is supervising the cooperation of the United States Senate Committee of Energy and Natural Recourses with Russian Duma (Parliament) Committee of Energy and Natural Resources since 2000.  Promoting and is supervising the business relation in the field of Energy, Oil and Gas, Natural resource production between the State of Alaska and Sakhalin (Russian Federation) since 2000.  Promoting closer ties, ventures, cooperation between Pertamina, Indonesian Industries and Russian Oil and Energy, heavy machinery and technology industries.

Started the USA - Russia Forest Initiative Program with the cooperation of the United States Senate, House of Representatives, American Association of Forest and Paper, Department of Agriculture, U.S.A. major forestry companies, on one side, and Russian Forest Regions, Duma, and Major Russian forestry companies on the other side in 2000.

Professional and business affiliations: ARCO, Unocal, Shell, Conoco, Bechtel, Parsons, Pertamina, Perta, Permindo, Dow Schlumberger, Fluor Corporation, Exxon, Sun Computers, Mission Energy (Edison), City of Los Angeles Water and Power, BP and etc.

Introduced to USA and Indonesia and implemented the Jakarta-Los Angeles Gateway Concept in 1989.

Appointed Chairman of the "Jakarta-Amsterdam-Los Angeles" Sister Cities Triangle by Governor of Jakarta, Wijogo Admodarminto, Mayor of Rotterdam, Dr. A. Peper and Los Angeles Mayor, Tom Bradley since 1990.

Appointed as a Representative of the City of Los Angeles, representing the City and the Major of Los Angeles Internationally in 1991.

Representative of International Bamboo Foundation and Saving the Tropical Forests program on the UN environmental conference in Rio De Janeiro, Brazil, in 1994.

Sam Kogan is the company's President. Sam Kogan graduated from the Institute of Management, Industry in Moscow and has spent over 20 years in international business. He has facilitated investment, joint-ventures, mergers and acquisitions with dozens of company's in over 10 different countries and specializes in international business with the Commonwealth of Independent States, Indonesia and the United States.

Cyrus R. Khavarian, Esq. is the company's Chief Operation Officer. Mr. Khavarian has extensive experience in complex domestic and international business transactions: securities exchange and financial instruments; contracts; negotiations, supply, trading and transportation of oil and gas; risk management; new business development and marketing; and project management in the petroleum, natural gas, petrochemicals, and co-generation industries. Mr. Khavarian gained his experience by working in management positions as a financial consultant at Merrill Lynch, a trading supervisor, risk manager and trader at Texaco, Inc., project manager at Sabine Pipe Line Co, Business Analyst/oxygenated fuels and business development manager at Getty Oil, Process Development Engineer at Arco Chemical Company, Senior Research Engineer at Occidental Petroleum Corporation, Advanced Research Engineer at Union Carbide Corporation. Mr. Khavarian earned his JD from Western State University (1998), MBA-finance Drexel University (1981), MS Chemical Engineering from Marshall University (1977) and BS Chemical Engineering and BS Mechanical Engineering from Michigan Technological University (1975).Mr. Khavarian is a member of the State Bar of California, U.S. Federal District Court, NASD, American Institute of Chemical Engineers, Tau Beta Pi, and Beta Gamma Sigma.

John Perry Ph.D. is the Chief Financial Officer of the Company. John M, Perry, PhD, has served as President and CEO, Executive Vice-President and held management positions for the following companies: J.I. Case, Tenneco Corporation, Caterpillar, Proformix, Computer Power Inc.  He has administered EF & I and build out, design and engineering for 40 international and 100 domestic facilities for the Power, DC & AC, Fire, Security & Monitoring Systems, and Stand by Generation, UPS and Distribution. Reported to Board of Directors to affect a turn-around and restructuring. Provided engineering and product consultant services to Johnson & Johnson, Wyeth Labs (American Home Products), Binney & Smith and Western Electric (AT&T) Mr. Perry has provided computerized services and Portion accounting for Sky Chefs Division of American Airlines. Dr. Perry has been involved in Oil and Gas, Energy projects since 1970. He also bartered and traded oil for Tenneco.  Currently, performs environmental work for Eastern European refiners who are under mandate to clean up.  Mr. Perry received his BS from Asbury College in 1965.   Mr. Perry attended Oxford University 1968 to 1969. He received his Certified Public Accountant license in 1971. He received a degree in Professional Engineer in 1972.

Roni Epstein is the company's Vice President, Energy Division. Ms. Epstein is an attorney specializing in energy regulations and related law. From 1991 through 1999 Ms. Epstein was an attorney in the Office of General Counsel at the Federal Energy Regulatory Commission. In 2000, Ms. Epstein entered private energy regulatory practice at the Washington DC office of the law firm of Duane Morris & Heckscher. Currently Ms. Epstein is Assistant General Counsel at the Long Island Power Authority where she specializes in federal regulatory matters including the current movement to a single North East Regional Transmission Organization.

Glen Morinaka, CPA is the company's Chairman of the Board of Directors. Mr. Morinaka started his accounting career as a US Government - Internal Revenue Services - Auditor since 1975.  Mr. Morinaka worked for Webber Lipshe, Certified Public Accountants and partner in Ikegami, Ikegami & Morinaka Certified Public Accountants since 1978 till present.  He holds a Bachelor of Science in Accounting from the University of Utah.  Mr. Morinaka is a member of: American Institute of Certified Public Accountants, California Society of Certified Public Accountants. He serves as Treasure to City Scholars Foundation.

Dr. Valeri Shakhnazarov is a Director in the company. Dr. Shakhnazarov is Chairman of "Committee of Investment Politics, Financial Relations and Structures" Union of Oil and Gas Industrialists of Russian Federation since 1997.  This Union consists of all 200 Russian Oil and Gas Companies. Dr. Shakhnazarov gained international experience in the Oil and Gas field by distributing and trading Russian Oil and Gas from London offices of "Vitol" since 1990.  He organized and managed the first incorporated private Russian /Western Joint Venture for Oil and Gas exploration and exploitation on the territory of Russia in 1990 (Vitol-Pechora Oil and Gas Geology). The Region of Pechora has an estimated 70% of the Russian Oil and Gas Reserves.

Dr. Raymond Singer, Ph.D. is a Director of the company and primary areas of expertise include Neuropsychology, neurobehavioral toxicology, neurotoxicology, and toxic chemicals analysis. Among many published articles, interviews, and speeches, Dr. Singer's professional experience includes years of consulting government and private agencies.

Dr. Lyubov Altunina Ph.D. is on the company's Scientific Advisory Board - Petroleum Chemistry. Dr. Altunina is the President, Director and Professor of the Institute of Petroleum Chemistry of the Siberian Branch of the Russian Academy of Sciences.

Dr. Kazimira Ione, Ph.D. is on the company's Scientific Advisory Board - Fuel & Energy Production. Dr. Ione is the President of the Scientific Engineering Center ZIOSIT, Siberian Branch of the Russian Academy of Science.

John M. Williamson, Esq. is a licensed Attorney at Law, licensed in California and authorized to practice in the 9th Circuit and before the United States Supreme Court. Mr. Williamson has spent over 20 years in private practice specializing in Business and Acquisitions, with extensive experience representing foreign investors. He also serves the local community as a Judge Pro Tem. Mr. Williamson received his BA from the University of Washington in 1967.

Composition of Board of Directors

Our board of directors currently consists of seven members. (1) Ingrid Aliet-Gass; (2) Sam Kogan; (3) Cyrus R. Khavarian; (4) John Perry Ph.D.; (5) Dr. Valeri Shakhnazarov; (6) Dr. Raymond Singer Ph.D.; and (7) Glen Morinaka, Chairman of the Board of Directors.

Director Compensation

Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending board and board committee meetings. The directors have been granted options to purchase 1,000,000 shares of our common stock at a $1.00 strike price.

Executive Compensation

The following table presents compensation information for the year ended September 30, 2001 paid to or accrued for our chief executive officer and our four other most highly compensated executive officers. The compensation table excludes other compensation in the form of perquisites and other personal benefits to an executive officer where that compensation constituted less than 10% of his total annual salary and bonus in the fiscal year.

Summary Compensation Table

Annual Compensation ------------------------------ Name and Principal Positions Salary Bonus/(1)/ Other/(2)/ ---------------------------- -------- --------- ---------

Employee Benefit Plan

2001 Equity Incentive Plan

In September 2001, our board adopted the 2001 equity incentive plan subject to stockholder approval. The 2001 equity incentive plan will become effective on the date of this prospectus. The 2001 equity incentive plan authorizes the award of options, restricted stock and stock bonuses. The 2001 equity incentive plan will be administered by the company

The 2001 equity incentive plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. The incentive stock options may be granted only to our employees or employees of any of our subsidiaries. The nonqualified stock options, and all awards other than incentive stock options, may be granted to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. However, consultants, independent contractors and advisors are only eligible to receive awards if they render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant.

The maximum term of options that may be granted under the 2001 equity incentive plan is ten years. Any awards granted under this plan may be transferred only in limited circumstances other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. The compensation committee may allow exceptions to this restriction for awards that are not incentive stock options. Options granted under the 2001 equity incentive plan generally expire three months after the termination of the optionee's service to us or to a parent or subsidiary of ours, or 12 months if the termination is due to death or disability. If an optionee is terminated due to cause, then options granted to that optionee will expire immediately on the date of termination. In the event of a liquidation, dissolution or change-in-control transaction, except for options granted to non-employee directors, unless the acquiror assumes or grants options in substitution for the options, the option vesting will accelerate.

In addition, under the terms of the 2001 equity incentive plan, the number of shares of our common stock reserved for issuance under the plan will increase automatically on October 1 of each year by an amount equal to 5% of our total outstanding shares of common stock as of the immediately preceding September 30. However, we cannot grant incentive stock options to purchase more than ___________ shares of our common stock.

Shares available for grant and issuance under the 2001 equity incentive plan will include:

. shares of our common stock issuable upon exercise of an option granted under the plan that is terminated or cancelled before it is exercised;

. shares of our common stock issued upon exercise of any option granted under the plan that we repurchase at the original purchase price;

. shares of our common stock subject to awards granted under the plan that are forfeited or repurchased by us at the original issue price; and

. shares of our common stock subject to stock bonuses granted under the plan that otherwise terminate without shares being issued.

2001 Employee Stock Purchase Plan

In September 2001, our board adopted the 2001 employee stock purchase plan subject to stockholder approval. The 2001 employee stock purchase plan will become effective on the first day on which price quotations are available for our common stock on the Nasdaq National Market. The 2001 employee stock purchase plan is designed to enable eligible employees to purchase shares of our common stock at a discount on a periodic basis through payroll deductions.

Our compensation committee will administer the 2001 employee stock purchase plan. Our employees generally will be eligible to participate in this plan if they are employed by us, or a subsidiary of ours that we designate, for more than 20 hours per week and more than five months in a calendar year. Our employees are not eligible to participate in the 2001 employee stock purchase plan if they are 5% or greater stockholders or would become 5% or greater stockholders as a result of their participation in the plan. Under the 2001 employee stock purchase plan, eligible employees may acquire shares of our common stock through payroll deductions. Our eligible employees may select a rate of payroll deduction between 1% and 10% of their cash compensation, excluding any bonuses and incentive compensation. An employee's participation in this plan will end automatically upon termination of employment for any reason.

No participant will be able to purchase more than 2,000 shares on any single day or shares having a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for any calendar year in which the employee participates in the 2001 employee stock purchase plan. Except for the first offering period, each offering period will be for two years and will consist of four six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for our common stock are available on the Nasdaq National Market. The first purchase period may be more or less than six months long. After that, the offering periods will begin on November 1 and May 1. The purchase price for shares of our common stock purchased under the 2001 employee stock purchase plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of each purchase period. Our compensation committee will have the power to change the starting date of any later offering period, the purchase date of a purchase period and the duration of any offering period or purchase period without stockholder approval if this change is announced before the relevant offering period or purchase period. The 2001 employee stock purchase plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

We have initially reserved 1,000,000 shares of our common stock for issuance under the 2001 employee stock purchase plan. The number of shares reserved for issuance under the 2001 employee stock purchase plan will increase automatically on October 1 of each year by an amount equal to the number of shares sold under the 2001 employee stock purchase plan in the year ended on the immediately preceding September 30. Our board or compensation committee may reduce the amount of the increase in any particular year. The 2001 employee stock purchase plan will terminate in September 2011, unless it is terminated earlier by our board.

401(k) Retirement Plan

We will sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. An employee is generally eligible to participate and may enter the plan on the first day of each calendar quarter in which the employee meets the eligibility requirements. Participants may make pre-tax contributions to the plan of up to 15% of their eligible compensation, but not to exceed the limits permitted under the Internal Revenue Code. Contributions by participants to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our certificate of incorporation provides that a director will not be personally liable for monetary damages resulting from any breach of his fiduciary duty as a director, except for liability:

. for any breach of the director's duty of loyalty to us or our stockholders;

. for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

. under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

. for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that:

. we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

. we may indemnify our other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

. we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

. we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

. the rights conferred in our bylaws are not exclusive.

In addition to the indemnification required in our certificate of incorporation and bylaws, we intend to enter into indemnity agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We also intend to obtain directors' and officers' insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

Other than the transactions described in "Management" and the transactions described below, since our inception there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed _____________ and in which any director, executive officer, holder of more than 5% of our common stock or any member of his or her immediate family had or will have a direct or indirect material interest.

Indemnification Agreements

We intend to enter into indemnity agreements with each of our directors and executive officers. These indemnity agreements will require us to indemnify these individuals to the fullest extent permitted by Delaware law.

Future Agreements

We intend that all future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of our board, including a majority of the independent and disinterested directors on our board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding beneficial ownership of our common stock as of September 30, 2001 and as adjusted to reflect the sale of common stock in this offering by:

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2001 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address for each 5% or greater stockholder is c/o Gas and Oil Technologies, Inc., 6320 Canoga Ave., Suite 1500, Woodland Hills, CA 91367

The percentage of outstanding shares beneficially owned as of September 30, 2001 is based on ____________ shares of common stock outstanding on that date.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available, at the times and in the amounts that our board may determine. Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting for the election of directors. In addition, our certificate of incorporation and bylaws require the approval of two-thirds, rather than a majority, of the shares entitled to vote for some matters. See "--Anti-Takeover Provisions" below. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of Gas and Oil, the holders of our common stock would be entitled to share ratably among themselves in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Piggyback Registration Rights

If we register any securities for public sale after this offering, the stockholders with registration rights will have the right to include their shares in the registration statement. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders in the registration statement due to marketing reasons. We must pay all the expenses, except for underwriters discounts and commissions, for the first three registrations due to piggyback rights.

Form S-3 Registration Rights

The holders of shares having registration rights can request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the total price of the shares offered to the public is at least $1 million. We may postpone the filing of a Form S-3 registration statement for up to 120 days once in a 12-month period if we determine that the filing would be seriously detrimental to our business. We may also postpone the filing of a Form S-3 registration statement if we have effected two registrations on Form S-3 within the preceding 12 months. We must pay all expenses, except for underwriters discounts and commissions, of the first Form S-3 Registration in a given 12-month period, and the holders of shares having registration rights must pay the expenses for any subsequent Form S-3 registration in that 12-month period.

Anti-Takeover Provisions

The provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets with any "interested stockholder," meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation's outstanding voting stock, unless:

. the transaction is approved by the board of directors prior to the date the interested stockholder attained that status;

. upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

. on or subsequent to that date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This section might have an anti-takeover effect with respect to transactions not approved in advance by our board, including discouraging attempts to acquire us that might result in a premium over the market price for the shares of stock held by stockholders.

Certificate of Incorporation and Bylaw Provisions

Following the completion of this offering, our certificate of incorporation and bylaws will provide that:

. no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

. the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and ability of stockholders to take action;

. stockholders may not fill vacancies on our board, unless the board determines by resolution that the vacancies will be filled by the stockholders;

. our board will be divided into three classes, serving staggered three-year terms, which means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. For more information on the classification of our board, please see "Management -- Composition of Board of Directors;" and

. we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Some of these provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is __________________________________.

Listing

We have applied to list our common stock on the Nasdaq National Market under the trading symbol "GAOL."

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon the completion of this offering, we will have shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining shares of our common stock will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which are summarized below. Subject to the lock-up agreements described below and other lock-up agreements and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

Number of Shares      Comment

none                  After the date of this prospectus, shares sold in this
                      offering and shares saleable under
                      Rule 144(k) that are not subject to the lock-up agreement.
56,253,824            After 180 days from the date of this prospectus, the lock-up agreements terminate and these shares are saleable under
                      Rule 144, 144(k) or 701, subject in some cases to rights of repurchase by us or to volume limitations.

Some of the shares in the table above, including shares held by executive officers and directors, listed as not being saleable until 180 days after the date of this prospectus may become saleable at a sooner date, as described under "--Lock-up Agreements" below.

Lock-up Agreements

Gas and Oil, each of our officers and directors and substantially all of our stockholders have agreed, subject to specified exceptions, that, without the prior written consent of a majority of the Board of Directors they will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of our common stock or options or warrants to acquire shares of our common stock during the 180-day period following the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, including an affiliate of Gas and Oil Technologies, Inc. who has beneficially owned shares for at least one year, is entitled to sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock, which will be approximately shares immediately after this offering, or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. When a person acquires shares from one of our affiliates, that person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 of the Securities Act, any employee, officer, director, consultant or advisor who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the expiration of those agreements.

Stock Options

As of September 30, 2001, options to purchase a total of 1,000,000 shares of our common stock were outstanding. We intend to file a Form S-8 registration statement under the Securities Act to register all shares of our common stock subject to outstanding options, and an additional shares of our common stock which may be reserved for issuance under employee benefit plans. Accordingly, shares of our common stock issued under these plans will be eligible for sale in the public markets, subject to vesting restrictions and the lock-up agreement described below.

UNDERWRITING

Gas and Oil and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to some conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Number of Underwriters Shares ------------ ---------------

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from us to cover these sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $ per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

Gas and Oil Technologies, Inc, its directors, officers and employees and holders of substantially all of its common stock have agreed not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the Board of Directors and except as described in this document. This restriction does not apply to any issuances under our existing employee benefit plans.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock in this offering will be negotiated among us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuations of companies in related businesses.

We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "GAOL."

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock and, together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to shares of common stock offered in this offering for individuals designated by Gas and Oil who have expressed an interest in purchasing the shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that the total expenses of the offering, excluding underwriting discounts, will be approximately $ million.

We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933.

VALIDITY OF COMMON STOCK

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by __________________. As of the date of this prospectus, ______________ beneficially owned an aggregate of _____________ shares of our common stock. The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for the underwriters by ______________________________.

EXPERTS

Kurt Saliger, independent auditor, has audited our financial statements and schedule at December 31, 2000, the sixth months ended June 30, 2001, and unaudited nine months ended September 30, 2001. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Kurt Saliger's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedule, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

Through and including , 2001 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee....... $ *

NASD filing fee........................................... *
Nasdaq National Market listing fee........................ *
Accounting fees and expenses.............................. *
Legal fees and expenses................................... *
Road show expenses........................................ *
Printing and engraving expenses........................... *
Blue Sky qualification fees and expenses and NASD expenses *
Transfer agent and registrar fees and expenses............ *
Miscellaneous expenses.................................... *
                                                         --------
Total..................................................  $ *
                                                         ========

* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

. for any breach of the director's duty of loyalty to the Registrant or its stockholders;

. for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

. under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

. for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

. the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

. the Registrant may indemnify its other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

. the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

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. the Registrant may advance expenses, as incurred, to its employees and agents in connection with a legal proceeding; and

. the rights conferred in the Bylaws are not exclusive.

The Registrant intends to enter into Indemnity Agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in the Registrant's Certificate of Incorporation and Bylaws and the Indemnity Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

Reference is also made to Section 8 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.

The Registrant is seeking directors' and officers' liability insurance and expects the insurance to include coverage for securities matters.

See also the undertakings set out in response to Item 17.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit No.	Document
1.1	Underwriting Agreement
3.1	Certificate of Incorporation
3.2	Reinstated By-Laws
10.1	Stock Option Agreement
10.2	2001 Equity Incentive Plan
10.3	Copy of Purchaser's Check
10.4	Spouse Consent Form
10.5	Stock Option Exercise Agreement
10.6	Indemnity Agreement
10.7	Description of Comfort Letter
10.8	Property Lease
10.9	2001 Employee Stock Purchase Plan
10.10	Form of Option Grant
10.11	Stock Power and Assignment
13.1	Year End and Quarterly Reports
23.1	Opinion of Counsel
23.2	Consent of Accountant for period ending December 31, 2000
23.3	Consent of Accountant for period ending June 30, 2001

Item 15. Recent Sales of Unregistered Securities.

Item 16. Exhibits and Financial Statement.

(a) see attached Exhibit 13.1

Schedule II--Valuation and Qualifying Accounts

Other financial statement schedules are omitted because the information called for is not required or is shown either in the Registrant's consolidated financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or
497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, California, on this 12th day of October , 2001.

GAS AND OIL TECHNOLOGIES, INC.

By:/s/ Ingrid Aliet-Gass __________________________________ Ingrid Aliet-Gass Chief Executive Officer